Exhibit 99.2

NEWS RELEASE

For Immediate Release	Contact:	Van A. Dukeman, CFA
President and CEO
vdukeman@bankillinois.com
Champaign, Illinois
217.351.6568

Main Street Trust Reports Solid Earnings

For First Quarter 2003

CHAMPAIGN, Ill., April 25/PRNewswire — Main Street Trust, Inc. (OTCBB: MSTI) recorded solid earnings for first quarter 2003.  Unaudited consolidated diluted net income for the quarter ended March 31, 2003 totaled $4.298 million or $0.41 per share, compared to $4.410 million or $0.40 per share for the same period in 2002, an increase in earnings per share of 2.5%, and a decrease in net income of 2.5%.   The last trade price of MSTI stock on March 31, 2003 was $25.25 per share.  This compares to $18.95 per share on March 31, 2002, an increase of 33.25% for the year.

Van A. Dukeman, President and CEO stated, “We are pleased with the resiliency of Main Street’s earnings and credit quality in a weakened economy.  Loan quality continues to be strong, with the allowance for loan losses relative to non-performing loans of 459% at March 31, 2003.  Like most financial institutions, MSTI is experiencing a narrowing of our net interest margin and a decline in loan demand/volume, due to the anemic economy.”

The Company distributed a $0.15 per share cash dividend payable to shareholders of record on April 7, 2003.  This represents total cash dividends of $0.30 per share paid thus far in 2003.

100 W. University Avenue, Champaign, IL 61820

The following delineates applicable financial measurements:

•                  Net Income Per Share

•                  Diluted net income per share was $0.41 for first quarter 2003

•                  Compared to $0.40 per share for first quarter 2002, a 2.5% increase

•                  Compared to $0.42 per share for fourth quarter 2002, a 2.4% decrease

•                  Net Income

•                  Net income was $4.298 million for first quarter 2003

•                  Compared to $4.410 million for first quarter 2002, a 2.6% decrease

•                  Compared to $4.449 million for fourth quarter 2002, a 3.4% decrease

•                  Return on Assets

•                  Return on assets was 1.57% for first quarter 2003

•                  Compared to 1.61% for first quarter 2002

•                  Compared to 1.61% for fourth quarter 2002

•                  Return on Equity

•                  Return on equity was 12.84% for first quarter 2003

•                  Compared to 12.75% for first quarter 2002

•                  Compared to 13.28% for fourth quarter 2002

•                  Net Yield on Interest Earning Assets

•                  Net yield on interest earning assets was 4.11% for first quarter 2003

•                  Compared to 4.24% for first quarter 2002

•                  Compared to 4.16% for fourth quarter 2002

•                  Non-interest Revenues as a % of Total Revenues

(Net of Interest Expense, Excluding Gains/Losses on Sales of Securities)

•                  Non-interest revenues as a % of total revenues were 32.69% for the first quarter of 2003

•                  Compared to 31.09% for the first quarter of 2002

•                  Compared to 31.42% for the fourth quarter 2002

•                  Efficiency Ratio (Excluding Gains/Losses on Sales of Securities)

•                  Efficiency ratio was 52.90% for first quarter 2003

•                  Compared to 53.31% for first quarter 2002

•                  Compared to 51.50% for fourth quarter 2002

•                  Non-Performing Loans

•                  Non-performing loans were $2.095 million as of March 31, 2003, or 0.32% of loans

•                  Compared to $4.699 million or 0.69% of loans as of March 31, 2002

•                  Compared to $2.221 million or 0.33% of loans as of December 31, 2002

•                  Book Value Per Share

•                  Book value per share as of March 31, 2003 was $13.06

•                  Compared to $12.57 per share as of March 31, 2002

•                  Compared to $12.85 per share as of December 31, 2002

•                  Total Assets

•                  Total assets were $1.118 billion as of March 31, 2003

•                  Compared to $1.106 billion as of March 31, 2002

•                  Compared to $1.123 billion as of December 31, 2002

•                  Total Assets Under Management

•                  Total assets under management were $1.390 billion as of March 31, 2003

•                  Compared to $1.518 billion as of March 31, 2002

•                  Compared to $1.415 billion as of December 31, 2002

Annual Meeting

The Company’s Annual Shareholders’ Meeting will be held at 7:00 pm on Tuesday, May 6, 2003 at The Forum at Carle, Urbana, IL.

Franchise

Main Street Trust, Inc. is a $1.2 billion financial holding company headquartered in Champaign, Illinois, and has two banking subsidiaries; BankIllinois and First National Bank of Decatur, offering 17 banking centers throughout Central Illinois.  Customers are also provided surcharge-free access to 72 ATMs throughout the state of Illinois.  In addition to Main Street’s banking assets, its Wealth Management Group manages $1.4 billion of financial assets for individuals and institutions.  The Company also owns a retail payment processing subsidiary, FirsTech, Inc., that processes over 50 million items per year.

Special Note Concerning Forward-Looking Statements

This document (including information incorporated by reference) may contain future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats or attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.